NEWS

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William R. Jellison                            FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(717) 849-4243


                           DENTSPLY International Inc.
                    Provides Pharmaceutical Business Update



York, PA - February 8, 2006 - DENTSPLY International Inc. (NASDAQ:XRAY) today announced that, as a result of its continuing evaluation of the dental injectable anesthetic business, the Company will close its Chicago-based Pharmaceutical Manufacturing facility. The Company plans to sell the facility and to seek third party sources of supply for the dental injectable products.

The announcement reflects the Company's strategic decision to outsource production of the dental pharmaceuticals that were to be produced at the Chicago plant. DENTSPLY expects this decision will immediately improve short and mid-term cash flows and eliminate the uncertainty concerning FDA approval of the plant.

This action results in a pre-tax restructuring charge and an impairment charge associated with the injectable anesthetic facility and intangible assets of $101.8 million ($67.8 million after tax) or $0.86 per diluted share which will be recorded in the fourth quarter of 2005. The Company also expects pre-tax charges in the range of $6-9 million in 2006 associated with the completion of the closure of the Chicago plant.

Gary K. Kunkle, Jr., Chairman and Chief Executive Officer, stated, "Based on an assessment of the Company's core strengths and requirements, we have made the strategic decision to outsource production of our dental pharmaceutical line. Today we have third party manufacturing in place for most of the markets that we serve and we are negotiating towards long-term arrangements to continue to serve those markets. The decision to exit the manufacturing of these products should have a positive impact on cash flows and earnings beginning in the second half of 2006."

Mr. Kunkle also stated, "We will provide earnings guidance and address any questions regarding our Pharma business during our year-end conference call scheduled for February 9, 2006."


This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors. These risk factors include without limitation; the ability of the Company to effectively manage the discontinuation of operations at its pharmaceutical facility, the costs of closing the facility, the ability to obtain alternate supply sources for anesthetic products in a timely fashion, the costs of such products, and the continued strength of dental markets.

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectable anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.